                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT   [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT   [ ]

CHECK THE APPROPRIATE BOX:

[ ] Preliminary proxy statement     [ ] Confidential, for use of the Commission
                                        only (as permitted by Rule 14a-6(e)(2))
[X] Definitive proxy materials
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-12

                               DAVOX CORPORATION
                               -----------------
                (Name of Registrant as Specified in Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                               DAVOX CORPORATION
                            6 Technology Park Drive
                         Westford, Massachusetts 01886
                                ________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 2001

To The Stockholders of Davox Corporation:

     Notice is Hereby Given that the Annual Meeting of Stockholders of Davox Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m., Boston time, on May 2, 2001, at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts to consider and vote upon proposals:

          1. To fix the number of directors constituting the Board of Directors at five (5) and to elect a Board of Directors for the ensuing year.

          2. To ratify the selection of the firm of Arthur Andersen LLP as auditors for the Company for the fiscal year ending December 31, 2001.

          3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     Only stockholders of record at the close of business on March 23, 2001 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                              By Order of the Board of Directors,


                              Paul R. Lucchese
                              Secretary

Westford, Massachusetts
March 30, 2001

                               DAVOX CORPORATION
                            6 Technology Park Drive
                         Westford, Massachusetts 01886
                        _______________________________

                                PROXY STATEMENT
                        _______________________________

                                 MARCH 30, 2001

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Davox Corporation (the "Company" or "Davox") for use at the Annual Meeting of Stockholders to be held on May 2, 2001 at 10:00 a.m. local time at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts 01886.

     Only stockholders of record as of March 23, 2001 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of that date, 12,798,505 shares of Common Stock, $.10 par value, of the Company were issued and outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or by delivering a later executed proxy to the Secretary of the Company at any time before the original proxy is exercised.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2000, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about March 30, 2001.

     The persons named as attorneys in the proxy card are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the meeting will be voted as stated below under "Election of Directors." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

     The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, as well as abstentions and broker "non-votes" with respect to all other matters being submitted to stockholders, are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on each such matter is required for approval; therefore, abstentions will have the practical effect of voting against each such matter since they are included in the number of shares present and voting on each such matter. However, broker "non-votes" are not considered shares entitled to vote and therefore will have no impact on the outcome of the vote.

     The Board of Directors of the Company knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                MANAGEMENT AND PRINCIPAL  STOCKHOLDERS OF DAVOX

     The following table sets forth, as of March 23, 2001 (except as noted below), certain information regarding the ownership of shares of the Company's Common Stock by (i) each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date, (ii) each Director and nominee of the Company, (iii) each Named Officer (as defined below) and (iv) all Directors, nominees and Executive Officers as a group:


Name and Address of                                     Amount and Nature of
Beneficial Owner                                      Beneficial Ownership (1)         Percent of Class
----------------------------------------         -----------------------------------  ------------------


Entities and an individual                                   1,318,759(2)                   10.30%
associated with Kopp Investment
 Advisors, Inc.
7701 France Avenue South
Suite 500
Edina, MN  55435

Individuals associated with Sterling                           774,650(3)                    6.05%
 Capital Management LLC and
 Sterling MGT, Inc.
 301 S. College Street, Suite 3200
 Charlotte, NC 28202

Entities associated with                                     1,375,125(4)                   10.74%
Neuberger Berman, Inc.
605 Third Ave.
New York, NY  10158-3698

Entities associated with                                       939,250(5)                    7.34%
 Putnam Investments, LLC.
 One Post Office Square
 Boston, MA 02109

Alphonse M. Lucchese                                           760,206(6)                    5.61%

David M. Sample                                                 50,000(7)                       *

R. Scott Asen                                                  565,691(8)                    4.41%

Michael D. Kaufman                                             343,707(9)                    2.68%

Peter Gyenes                                                    10,000(10)                      *

Jeffrey E. Anderholm                                            34,425(11)                      *

Mark Zabroske                                                   22,500(12)                      *

Douglas W. Smith                                                58,921                          *

Mark Donovan                                                    98,625(13)                      *

All Directors, Nominees and Executive                        2,030,722(14)                  14.62%
 Officers as a group (13 Persons)

______________________________

*    Less than 1.0%.

(1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. Includes all shares which the named person has the right to acquire within 60 days following March 23, 2001.

(2) This information is as of December 31, 2000 and is based on a Schedule 13G dated February 2, 2001 filed by Kopp Investment Advisors, Inc.

(3) This information is as of December 31, 2000 and is based on a 13G dated February 7, 2001 filed by Sterling Capital Management LLC and Sterling MGT, Inc.

(4) This information is as of December 31, 2000 and is based on a Schedule 13G dated February 1, 2001 filed by Neuberger Berman, Inc.

(5) This information is as of December 31, 2000 and is based on a Schedule 13G dated February 15, 2001 filed by Putnam Investments, LLC.

(6) Includes 760,206 shares subject to options held by Mr. Lucchese that are exercisable within 60 days of March 23, 2001.

(7) Includes 50,000 shares subject to options held by Mr. Sample that are exercisable within 60 days of March 23, 2001.

(8) Includes (i) 17,000 shares held by a company to which Mr. Asen, a Director of the Company, provides certain advisory services, (ii) 3,000 shares held by an individual to which Mr. Asen provides certain advisory services,
     (iii) 6,500 shares held by the IRA of an individual to whom Mr. Asen provides certain advisory services and (iv) 23,100 shares held by a company to which Mr. Asen provides certain advisory services, all of such shares as to which Mr. Asen disclaims beneficial ownership. Also includes 487,341 shares individually owned by Mr. Asen and 28,750 shares subject to options held by Mr. Asen that are exercisable within 60 days of March 23, 2001.

(9) Includes (i) 150,000 shares held by MK Global Ventures, (ii) 5,000 shares held by MK GVS Fund, (iii) 6,456 shares held by MK Global Management and
     (iv) 4,694 shares held by MK GVS Management. Mr. Kaufman, a Director of the Company, is the sole general partner of the sole general partner of each of MK Global Ventures, MK GVS Fund, MK Global Management and MK GVS Management. Mr. Kaufman disclaims beneficial ownership of all shares held by MK Global Ventures, MK GVS Fund, MK Global Management and MK GVS Management. Also includes 162,557 shares individually owned by Mr. Kaufman and 15,000 shares subject to options held by Mr. Kaufman that are exercisable within 60 days of March 23, 2001.

(10) Includes 10,000 shares subject to options held by Mr. Gyenes that are exercisable within 60 days of March 23, 2001.

(11) Includes 30,625 shares subject to options held by Mr. Anderholm exercisable within 60 days of March 23, 2001.

(12) Includes 21,750 shares subject to options held by Mr. Zabroske exercisable within 60 days of March 23, 2001.

(13) Includes 93,125 shares subject to options held by Mr. Donovan exercisable within 60 days of March 23, 2001.

(14) Includes 1,091,257 shares subject to options held by officers and Directors which are exercisable within 60 days of March 23, 2001. Also includes shares held by entities associated with Messrs. Asen and Kaufman as described in footnotes 8 and 9 respectively.

                                   PROPOSAL I

                             Election  of Directors

     The directors of Davox are elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and shall have qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees are unable to serve) for fixing the number of directors for the ensuing year at five (5) and for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

                  BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors met six times, and took actions by written consent eleven times, during the year ended December 31, 2000. Mr. Peter Gyenes was appointed to the Board of Directors, Audit Committee and Compensation Committee on May 4, 2000 and Mr. David M. Sample was appointed to the Board of Directors on November 7, 2000. The Audit Committee of the Board of Directors, of which R. Scott Asen, Peter Gyenes and Michael D. Kaufman are members, oversees the financial reporting, accounting and tax functions of the Company, including matters relating to the appointment and activities of Davox's independent auditors. The Audit Committee met four times during the year ended December 31, 2000. The Compensation Committee of the Board of Directors, of which R. Scott Asen, Peter Gyenes and Michael D. Kaufman are members, reviews and makes recommendations concerning executive compensation. The Compensation Committee met three times, and took action by written consent seven times, during the year ended December 31, 2000. The Davox Board does not currently have a standing nominating committee. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all Committees on which he serves.

                           OCCUPATIONS OF DIRECTORS

     The following table sets forth the nominees for Director, their ages as of the Record Date and their present positions with Davox.

Name                                          Age                         Position
------------------------------------  -------------------  ---------------------------------------
Alphonse M. Lucchese                           65            Chairman of the Board of Directors and
                                                                        Board Advisor
David M. Sample                                52            President, Chief Executive Officer
                                                                        and Director
Peter Gyenes (1)(2)                            55                         Director
Michael D. Kaufman (1)(2)                      59                         Director
R. Scott Asen (1)(2)                           56                         Director

___________________
(1)  Member of Compensation Committee
(2)  Member of Audit Committee

     The By-Laws of the Company provide that the Board of Directors shall be elected annually. Officers are elected by, and serve at the discretion of, the Board of Directors.

     Mr. Lucchese served as President of the Company from May 4, 1999 until November 7, 2000, Chief Executive Officer of the Company from July 1, 1994 until November 7, 2000 and has served as a Director and Chairman of the Board of Directors since August 9, 1994. In addition, Mr. Lucchese served as President of the Company from July 1, 1994 until January 12, 1998. On November 7, 2000 Mr. Lucchese retired from the positions of President and Chief Executive Officer. Prior to his employment with the Company, Mr. Lucchese was President and Chief Executive Officer of Iris Graphics, Inc., a manufacturer of high quality color printers, from 1987 until 1994.

     Mr. Sample serves as President, Chief Executive Officer and a Director. He joined Davox in a part time role in October 2000 and assumed the role of President and Chief Executive Officer on November 7, 2000. Prior to joining the Company, Mr. Sample was President, Chief Operating Officer and a Director of ABT Corporation from September 1998 through August 2000. In addition, he was President, Chief Executive Officer and Chairman of the Board of Directors of PSDI from March 1997 through May 1998. Mr. Sample was also Senior Vice President at Hyperion Software from July 1986 until March 1997, and he held various management positions at Control Data Corporation.

     Mr. Kaufman has been a Director of the Company since 1982. Since 1987, Mr. Kaufman has served as the managing general partner of MK Global Ventures and MK GVS Fund, each of which is an investment company and a stockholder of the Company, and MK Global Ventures II, also an investment company. Mr. Kaufman currently serves as a director of DISC, Inc., Human Phermone Sciences, Inc. (formerly Erox Corp.), Hypermedia Communications, Inc., Asante Technologies, Inc. and Syntellect, Inc.

     Mr. Asen has been a Director of the Company since April 1992. Mr. Asen has been President of Asen & Co., Inc., an investment management firm, since 1983. He is also a general partner of Pioneer Associates, L.P. and Pioneer IV, L.P., each a venture capital fund, a general partner of AB Associates, LP and a manager-member of Pioneer III-A, LLP and Pioneer III-B, LLP, each an investment management entity. Mr. Asen currently serves as a director of Barringer Laboratories, Inc.

     Mr. Gyenes has been a Director of the Company since May 2000. Mr. Gyenes has been the Chief Executive Officer of Informix Corp. since July 2000. Prior to joining Informix, Mr. Gyenes was the Chief Executive Officer of Ardent Software (formerly Vmark Software) from 1997 until 2000 and Vice President of Sales for Vmark Software from 1996 until 1997.

                             DIRECTOR COMPENSATION

     All non-employee Directors are compensated at a rate of $1,200 per meeting of the Board of Directors attended and $500 per meeting of the Audit or Compensation Committees attended, plus normal travel expenses incurred in connection with attendance at such meetings. All non-employee Directors are also compensated on an annual basis at the rate of $8,000. Non-employee Directors are also entitled to receive stock options pursuant to the 1988 Non-Employee Director Stock Option Plan.

     The Board of Directors recommends a vote FOR the proposal to approve the election of the Board of Directors.

                      COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

     The following table shows compensation information with respect to services rendered to the Company in all capacities during the years ended December 31, 2000, 1999 and 1998 for (i) the two individuals who served as Chief Executive Officer of the Company for the year ended December 31, 2000 and (ii) the other four most highly compensated executive officers of the Company (collectively with the two individuals who served as Chief Executive Officer, the "Named Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                                      Long Term
                                               Annual Compensation (1)             Compensation (2)
                                       --------------------------------------   ----------------------
                                                                                        Awards
                                                                                ----------------------
                                                                                Securities Underlying        All Other
                                                                                       Options/            Compensation
Name and Principal Position              Year     Salary ($)     Bonus ($)(3)          SARs (#)                 ($)
-------------------------------------  -------   -----------    -------------   ----------------------   -----------------
Alphonse M. Lucchese.................  2000(4)      400,008        154,075                          0                    0
 Chairman of the Board                 1999         354,168        205,957                  100,000/0                    0
                                       1998         345,000        125,260                          0                    0

David M. Sample......................  2000(5)       49,242         36,900                  400,000/0                    0
 President & Chief Executive Officer   1999               -              -                          -                    -
                                       1998               -              -                          -                    -

Douglas W. Smith.....................  2000         210,000         50,613                   10,000/0                    0
 Senior Vice President -               1999         201,670         97,761                   10,000/0                    0
 International Sales & Operations      1998         175,000         51,993                   20,000/0                    0

Mark Donovan.........................  2000         199,167         31,128                   20,000/0                    0
 Senior Vice President -               1999         184,167         44,636                   10,000/0                    0
 Customer Service and Operations       1998         166,250         21,795                   60,000/0                    0

Jeffrey E. Anderholm.................  2000         203,125         58,729                   35,000/0                    0
 Executive Vice President              1999         145,833         47,532                   60,000/0                    0
                                       1998               -              -                          -                    -

Mark Zabroske........................  2000         161,591(6)      55,252(6)                50,000/0                    0
 Vice President - North                1999         106,669(7)     176,183(7)                10,000/0                    0
 American Sales                        1998          90,006(7)      62,549(7)                10,000/0                    0

____________________

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long term incentive plan payouts during the fiscal years ended December 31, 2000, 1999 and 1998.

(3) Indicates bonus payments earned by the Named Officers in the year indicated for services rendered in such year, some of which were paid in the subsequent year.

(4) Mr. Lucchese retired from the position of President and Chief Executive Officer on November 7, 2000. Mr. Lucchese remains Chairman of the Board of Directors and is an employee of the Company. The amounts include $341,118 and bonus of $133,613 received by Mr. Lucchese while serving as President and Chief Executive Officer through November 7, 2000. Between November 8, 2000 and December 31, 2000, Mr. Lucchese earned salary of $58,890 and bonus of $20,462 as an employee Board Advisor.

(5) Mr. Sample began full-time employment as President and Chief Executive Officer on November 7, 2000.

(6)  Includes amounts earned as Director North American Sales.

(7)  Includes amounts earned as Regional Vice President, Sales.


                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

Shown below is information with respect to options to purchase the Company's Common Stock granted to the Named Officers during the fiscal year ended December 31, 2000 under the Company's stock option plans. No stock appreciation rights were granted to these individuals during such year.

                               INDIVIDUAL GRANTS





                        Number of     Percent of Total
                       Securities       Options/SARs                                         Potential Realizable Value at
                       Underlying        Granted To      Exercise of                      Assumed Annual Rates Of Stock Price
                       Option/SARs      Employees In     Base Price                           Appreciation for Option Term
                       Granted (#)      Fiscal Year        ($/Sh)      Expiration Date           5% ($)           10% ($)
                       -----------    ----------------   -----------   ----------------   -----------------------------------
Alphonse M. Lucchese           -/-                 -              -                  -                 -                -

David M. Sample          400,000/0             22.38%          8.13    October 6, 2010          2,043,908        5,179,663

Douglas W. Smith          10,000/0              0.56%          8.41    August 1, 2010              62,029          148,565

Mark Donovan              10,000/0              0.56%         29.50    January 26, 2010           169,235          444,217
                          10,000/0              0.56%          8.41    August 1, 2010              62,029          148,565

Jeffrey E. Anderholm      10,000/0              0.56%          8.41    August 1, 2010              62,029          148,565
                          25,000/0              1.40%          8.75    August 14, 2010            150,296          368,895

Mark Zabroske             10,000/0              0.56%         19.63    January 3, 2010            137,673          335,467
                           4,000/0              0.22%         26.13    May 4, 2010                 68,163          170,437
                          36,000/0              2.01%         10.38    July 26, 2010              211,072          557,334

                      OPTION EXERCISES AND YEAR-END VALUES

     Shown below is information with respect to (i) exercises of stock options of the Named Officers during the fiscal year ended December 31, 2000 and (ii) unexercised options outstanding at December 31, 2000 and the value of such unexercised in-the-money options at December 31, 2000.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                                 OPTION VALUES

                                                       Number of Unexercised        Value of Unexercised
                             Shares                       Options/SARs at               In-the-money
                            Acquired                     December 31, 2000             Options/SARs at
                               On         Value               (#)(1)              December 31, 2000 ($)(2)
Name                       Exercise(#)  Realized($)  Exercisable  Unexercisable  Exercisable   Unexercisable
-------------------------  ----------   ----------   -----------  -------------  ------------  -------------
Alphonse M. Lucchese                -            -       760,206              -  2,809,866.76              -

David M. Sample                     -            -             -        400,000             -     650,000.00

Douglas W. Smith                    -            -        67,169              -     23,289.16              -

Mark Donovan                        -            -        78,125         51,249     63,046.87      20,858.87

Jeffrey E. Anderholm                -            -        20,000         75,000     16,875.00      66,562.00

Mark Zabroske                   5,000    73,515.62        11,750         62,000      1,484.37       7,421.87

_______________________

(1) Options granted to the Named Officers become fully vested immediately prior to the merger, consolidation, liquidation or sale of substantially all of the assets of the Company and terminate immediately after the effective date of such merger, consolidation, liquidation or sale.

(2) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 2000 ($9.750 per share, the last reported sales price of the Company's Common Stock on the Nasdaq National Market System on December 29, 2000) multiplied by the number of shares underlying the option.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the three member Compensation Committee of the Board of Directors (the "Compensation Committee"). Mr. Peter Gyenes was appointed to the Compensation Committee in May 2000, whereupon the number of committee members was increased to three (3). The three members of the Compensation Committee are all non-employee Directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of the Chief Executive Officer, and together with the Chief Executive Officer, establishes the compensation of the other executive officers of the Company.

     Under the supervision of the Compensation Committee, the Company developed and implemented the 2000 Management Compensation Plan for the Chief Executive Officer and certain of the executive officers of the Company (the "Plan"). The Plan is designed to reward executive officers whose performance yields improvement in corporate operating results, market share and shareholder value. The ultimate goal of the Plan is to align the interests of management with those of the stockholders. Compensation under the Plan is comprised of cash compensation in the form of annual base salary, incentive compensation in the form of performance-based cash bonuses, and long-term incentive compensation in the form of stock options.

     In setting cash compensation levels for executive officers (including the Chief Executive Officer), the Compensation Committee takes into account such factors as: (i) the Company's past financial performance and future expectations, (ii) the general and industry-specific business environment and
(iii) corporate and individual performance goals. The base salaries are established at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies located in the northeastern United States of similar size and engaged in a similar business to that of the Company.

     Incentive compensation in the form of performance-based bonuses for the Chief Executive Officer and the Company's other executive officers is based upon management's success in meeting the Company's financial and strategic goals as well as meeting individual performance goals. Target levels of revenue and net income were set at the time the Plan was established and bonuses were allocated to the Chief Executive Officer and certain other executive officers contingent upon the achievement of the target levels.

     Until November 7, 2000, Mr. Alphonse M. Lucchese was the President and Chief Executive Officer of the Company. His fiscal 2000 performance was evaluated on the basis of the factors described above applicable to officers generally. His base salary was based on a number of factors, including the base salaries of executives performing similar functions for peer companies. The annual bonus component, as well as his salary, reflect the Company's financial performance, the continued introduction and commercialization of new products and progress toward achieving business goals and the achievement by Mr. Lucchese of non-financial goals. In assessing Mr. Lucchese's performance for fiscal 2000, the Compensation Committee took into account the degree to which the financial and non-financial goals on which his compensation was based had been achieved.

     Mr. David Sample joined the Company on November 7, 2000, as the President and Chief Executive Officer. His beginning base salary was based on a number of factors, including the base salaries of executives performing similar functions for peer companies. The annual bonus component, as well as his salary, reflect the Company's financial performance, the continued introduction and commercialization of new products and progress toward achieving business goals and the achievement by Mr. Sample of non-financial goals.

     Incentive compensation in the form of stock options is designed to provide long term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. The Compensation Committee grants stock options to the Company's executive officers in consideration of the strategic goals and direction of the Company. The Company's 1996 Stock Plan (the "1996 Stock Plan"), administered by the Board of Directors, is the vehicle for the granting of stock options.

     The 1996 Stock Plan permits the Board of Directors to grant stock options to eligible employees, including executive officers. Options become exercisable in increments over time, contingent upon continued employment. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time.

     The Company also maintains the 1991 Employee Stock Purchase Plan (the "1991 Stock Plan") in which all executives may participate on the same terms as non-executive employees who meet applicable eligibility criteria. The 1991 Stock Plan provides for the sale of shares of the Company's Common Stock to employees (as defined in the 1991 Stock Plan) of the Company pursuant to non-transferable options at less than fair market value. Employees who own 5% or more of the Common Stock of the Company and non-employee directors are not eligible to participate in the 1991 Stock Plan. As of March 23, 2001, 184,644 shares of Common Stock had been issued under the 1991 Stock Plan.

     In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by
Section 162(m) of the Code, and it is the Compensation Committee's present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

     The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

The members of the Compensation Committee have submitted this report:

                                 R. Scott Asen
                                  Peter Gyenes
                               Michael D. Kaufman

                             AUDIT COMMITTEE REPORT

     This report is submitted by the Audit Committee of the Board of Directors, which reviews with the independent auditors and management the annual financial statements and independent auditors' opinion, reviews the results of the audit of the Company's financial statements with the independent auditors, recommends the retention of the independent auditors to the Board of Directors and periodically (at least quarterly) reviews the Company's accounting policies and internal accounting and financial controls for the fiscal year ended December 31, 2000. The Audit Committee is composed of Messrs. Asen, Gyenes, and Kaufman. None of Messrs. Asen, Gyenes, and Kaufman are officers or employees of the Company, and aside from being directors of the Company, each is otherwise independent of the Company (as independence is defined pursuant to Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards). The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Exhibit A to this Proxy Statement.

     The Audit Committee has reviewed the audited balance sheets of the Company for the fiscal years ending December 31, 2000 and December 31, 1999, and the audited statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 2000, and has discussed them with both management and Arthur Andersen LLP, the Company's independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with Arthur Andersen LLP that firm's independence. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

The members of the Audit Committee have submitted this report:

                                 R. Scott Asen
                                  Peter Gyenes
                               Michael D. Kaufman

                                  AUDIT FEES

     The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the review of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2000 were $ 91,000.

     Financial Information Systems Design and Implementation Fees
     ------------------------------------------------------------

     There were no fees billed by Arthur Andersen LLP for financial information systems design and implementation professional services for the fiscal year ended December 31, 2000.

     All Other Fees
     --------------

     The aggregate fees billed by Arthur Andersen LLP for services other than those described above for the fiscal year ended December 31, 2000 totaled $ 195,000 and were primarily for tax services performed.

     Davox's Audit Committee has determined that the provision of the services provided by Arthur Andersen LLP as set forth herein are compatible with maintaining Arthur Andersen LLP's independence.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for the five fiscal years ended December 31, 2000, with the cumulative total return on (i) the Nasdaq Market Index and (ii) a broad peer group index prepared by Media General consisting of Nasdaq listed companies grouped under SIC Code 7373, Computer Integrated Systems Design. The comparison assumes $100 was invested on December 29, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG DAVOX CORPORATION,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

                             [GRAPH APPEARS HERE]

                          12/29/95  12/31/96  12/31/97  12/31/98  12/31/99  12/29/00
Davox Corporation           100.00    347.37    411.90     96.27    247.77    123.10
Nasdaq Market Index         100.00    106.14    126.84    276.29    629.57    309.49
Peer Group Index            100.00    124.27    152.00    214.39    378.12    237.66
------------------------------------------------------------------------------------

The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from Media General Financial Services, a source believed to be reliable; however, the Company is not responsible for any errors or omissions in such information.

                             SEVERANCE ARRANGEMENTS

     Pursuant to the terms of an agreement between the Company and Mr. David M. Sample, if Mr. Sample is terminated without cause or in the event of a change in control of the Company that results in the demotion of Mr. Sample's title, change in responsibilities, relocation of the Company or removal from the Board of Directors without cause, the Company shall continue to provide Mr. Sample with benefits continuation for a period of twelve months from the termination date and the Company shall pay Mr. Sample's base salary (in effect at the time of such termination) for twelve (12) months from such termination, plus an amount pro-rated over a twelve (12) month period from the termination date, but yet equal to the actual earned bonus paid during the previous twelve (12) months prior to the date of termination. The Company will not be obligated to make any future payments if, and when, Mr. Sample assumes new employment within twelve months from the date of his termination of employment.

     Pursuant to the terms of agreements between the Company and each of Mr. Mark Donovan, Mr. Jeffrey E. Anderholm and Mr. Mark Zabroske (each, an "executive"), if the executive is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization that would require the executive to relocate, then the Company shall continue the executive's base salary and medical benefits until the earlier of (i) six months from the date of the executive's termination of employment or (ii) the executive assumes new employment.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF THE COMPANY

     The Company has adopted a policy that all transactions between the Company and its officers, directors, principal stockholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any loans by the Company to officers, directors, principal stockholders and their affiliates must be approved by a majority of the outside independent and disinterested directors.

     Mr. Paul Lucchese, Esq., Vice President, General Counsel and Secretary of the Company is the son of Mr. Alphonse M. Lucchese, Chairman of the Board of Directors, and received approximately $157,528 in total compensation during the fiscal year ended December 31, 2000.

     Mr. Peter Gyenes, a Director, had a consulting agreement with the Company between May 2000 and November 2000. Under such agreement, Mr. Gyenes received $105,000.

     Mr. Anthony A. Colangelo, an executive officer of the Company, was given a loan from the Company in the amount of $100,000.00. Such loan includes imputed interest based upon the then applicable federal rate of interest in accordance with the Internal Revenue Code Section 7872. The loan amount, including interest, will be forgiven over a three year period, with one-third being forgiven on Mr. Colangelo's yearly anniversary date of his hire. In the event of a voluntary or involuntary termination, the outstanding portion of the loan and interest thereon, shall be due and payable to the Company.

     Mr. Alphonse M. Lucchese and the Company entered into an agreement, which became effective on November 7, 2000. As a result of such agreement, and effective November 7, 2000, Mr. Lucchese resigned as President and Chief Executive Officer and became Board Advisor, which is an employee position, while remaining Chairman of the Board. Under such agreement, and from November 7, 2000 through December 31, 2000, Mr. Lucchese received $58,890 salary and a $20,462 bonus.

                                  PROPOSAL II

                     RATIFICATION OF SELECTION OF AUDITORS

          The Board of Directors has selected the firm of Arthur Andersen LLP, independent public accountants, to serve as auditors for the fiscal year ending December 31, 2001. Arthur Andersen LLP has served as the Company's auditors since fiscal year ended December 31, 1983. It is expected that a member of the firm will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The Board of Directors recommends a vote FOR the ratification of this selection.


                                 OTHER MATTERS

     The Board of Directors does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the Notice of Meeting and it knows of no matters to be brought before the Annual Meeting by others. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board of Directors.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, email, telephone or telegraph following the original solicitation. The Company will bear all reasonable solicitation fees.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Anthony A. Colangelo, an officer of the Company, failed to file his Initial Statement of Beneficial Ownership of Securities in a timely manner when he joined the Company in December 2000. Mr. Colangelo subsequently filed such a report. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2000 and written representations from certain Reporting Persons, the Company believes that all other Reporting Persons complied with all Section 16(a) filing requirements in 2000.

                             STOCKHOLDERS PROPOSALS

          Proposals of stockholders intended for inclusion in the Company's proxy materials to be furnished to all stockholders entitled to vote at the 2002 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at the Company's principal executive offices not later than December 3, 2001. Stockholders who wish to make a proposal at the 2002 Annual Meeting - other than one that will be included in the Company's proxy materials - should notify the Company no later than February 15, 2002. If a stockholder who wishes to present a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules.

                                   EXHIBIT A
                                   ---------

--------------------------------------------------------------------------------

                               Davox Corporation

                            Audit Committee Charter



A.  PURPOSE AND SCOPE

     The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Corporation to the Securities and Exchange Commission ("SEC"), the Corporation's shareholders or to the general public, and
(ii) the Corporation's internal financial and accounting controls.

B.  COMPOSITION

     The Committee shall be comprised of a minimum of three directors as appointed by the Board of Directors, who shall meet the independence and audit committee composition requirements under any rules or regulations of The NASDAQ National Market, as in effect from time to time, and shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

     All members of the Committee shall either (i) be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement, or (ii) be able to do so within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     The Board may appoint one member who does not meet the independence requirements set forth above and who is not a current employee of the Corporation or an immediate family member of such employee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interests of the Corporation and its shareholders. The Board shall disclose in the next proxy statement after such determination the nature of the relationship and the reasons for the determination.

     The members of the Committee shall be elected by the Board of Directors at the meeting of the Board of Directors following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Committee shall:

Document Review
---------------

1. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually (and update this Charter if and when appropriate).

2. Review with representatives of management and representatives of the independent accounting firm the Corporation's audited annual financial statements prior to their filing as part of the Annual Report on Form 10-K. After such review and discussion, the Committee shall recommend to the Board of Directors whether such audited financial statements should be published in the Corporation's annual report on Form 10-K. The Committee shall also review the Corporation's quarterly financial statements prior to their inclusion in the Corporation's quarterly SEC filings on Form 10-Q.

3. Take steps designed to insure that the independent accounting firm reviews the Corporation's interim financial statements prior to their inclusion in the Corporation's quarterly reports on Form 10-Q.

Independent Accounting Firm
---------------------------

4. Recommend to the Board of Directors the selection of the independent accounting firm, and approve the fees and other compensation to be paid to the independent accounting firm. The Committee shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace such independent accounting firm (or to recommend such replacement for shareholder approval in any proxy statement).


5. On an annual basis, receive from the independent accounting firm a formal written statement identifying all relationships between the independent accounting firm and the Corporation consistent with Independence Standards Board ("ISB") Standard 1. The Committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact its independence. The Committee shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent accounting firm.

6. On an annual basis, discuss with representatives of the independent accounting firm the matters required to be discussed by Statement on Auditing Standards ("SAS") 61, as it may be modified or supplemented.

7. Meet with the independent accounting firm prior to the audit to review the planning and staffing of the audit.

8. Evaluate the performance of the independent accounting firm and recommend to the Board of Directors any proposed discharge of the independent accounting firm when circumstances warrant. The independent accounting firm shall be ultimately accountable to the Board of Directors and the Committee.

Financial Reporting Processes
-----------------------------

9. In consultation with the independent accounting firm and management, review annually the adequacy of the Corporation's internal financial and accounting controls.


Compliance
----------

10. To the extent deemed necessary by the Committee, it shall have the authority to engage outside counsel and/or independent accounting consultants to review any matter under its responsibility.


Reporting
---------

11. Prepare, in accordance with the rules of the SEC as modified or supplemented from time to time, a written report of the audit committee to be included in the Corporation's annual proxy statement for each annual meeting of stockholders occurring after December 14, 2000.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

-------------------------------------------------------------------------------
                               DAVOX CORPORATION
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints David M. Sample and Michael J. Provenzano, III and each or either of them, proxies with full power of substitution to vote all shares of stock of Davox Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 2, 2001, at 10:00 a.m. at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 30, 2001, a copy of which has been received by the undersigned. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH YOUR INDICATED DIRECTIONS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                        (TO BE SIGNED ON REVERSE SIDE)        ------------------
                                                                  SEE REVERSE
                                                                      SIDE
                                                              ------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

                                    FOR         WITHHOLD         Nominees:   A.M. Lucchese
1.   To fix the number              [ ]            [ ]                       M.D. Kaufman
     of directors constituting                                               R.S. Asen
     the Board of Directors                                                  D.M. Sample
     at five and to elect a Board of Directors for the ensuing year.         P. Gyenes

     INSTRUCTIONS:  To withhold for a specific nominee, write
     that nominee's name on the space provided
     --------------------------------------------------------

                                                                     FOR         AGAINST       ABSTAIN
2.   To ratify the selection of the firm of Arthur                   [ ]           [ ]           [ ]
     Andersen LLP as auditors for the Company
     for the fiscal year ending December 31, 2001.

3.     To consider and act upon any other matters that               [ ]           [ ]           [ ]
       may properly be brought before the Annual Meeting
       of Stockholders of the Company.

SIGNATURE(S)_____________________   ___________________________        Dated:___________, 2001
                                     signature if held jointly

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.